Exhibit 99.1

FOR RELEASE, Thursday, September 27, 2007	For Further Information Contact:
5:00 a.m. Pacific Daylight Time	Kelly Masuda, Investor Contact
(310) 893-7434 or kmasuda@kbhome.com
Lindsay Stephenson, Media Contact
(310) 231-4142 or lstephenson@kbhome.com
KB HOME REPORTS THIRD QUARTER 2007 RESULTS
     Los Angeles, CA, September 27, 2007 — KB Home (NYSE: KBH), one of America’s largest homebuilders, today reported financial results for its third quarter ended August 31, 2007. Highlights include:
•	The Company completed the previously reported sale of its entire 49% equity interest in its French subsidiary, Kaufman & Broad SA. The sale generated total gross proceeds of $807.2 million and an after-tax gain of $438.1 million. The French operations are presented as discontinued operations in the Company’s current financial statements and results from prior periods have been reclassified to conform to this presentation.

•	Revenues totaled $1.54 billion for the quarter ended August 31, 2007, down 32% from $2.28 billion for the third quarter of 2006 due to lower housing revenues. Third quarter housing revenues of $1.53 billion were 33% lower than the year-earlier period, reflecting a 28% decrease in unit deliveries to 5,699 from 7,893 and a 7% decrease in the average selling price to $267,700 from $288,000.

•	For the three months ended August 31, 2007, the Company reported a loss from continuing operations, net of an income tax benefit, of $478.6 million or $6.19 per diluted share due largely to pretax non-cash charges of $690.1 million related to inventory and joint venture impairments and the abandonment of land option contracts, and $107.9 million related to goodwill impairment. In the third quarter of 2006, the Company’s continuing operations generated after-tax income of $129.3 million or $1.60 per diluted share. The French discontinued operations contributed third quarter after-tax income of $443.0 million or $5.73 per diluted share in 2007, including the gain realized on the sale of the operations, compared to $23.9 million or $.30 per diluted share in the third quarter of 2006. Overall, the Company posted a net loss in the 2007 third quarter (including the French discontinued operations) of $35.6 million or $.46 per diluted share, compared to net income of $153.2 million or $1.90 per diluted share in the year-earlier period.

•	As previously announced, the Company redeemed $650 million of debt during the third quarter, significantly strengthening its financial position. The redemption consisted of all $250 million of the Company’s 9 1/2% Senior Subordinated Notes due in 2011 and an unsecured $400 million term loan scheduled to mature on April 11, 2011. The early extinguishment of the notes and loan resulted in a charge of $13.0 million in the third quarter. At August 31, 2007, the Company had $646 million in cash and a debt to total capital ratio of 45% (36% net of cash), a significant improvement from debt to total capital of 54% (53% net of cash) at August 31, 2006.

•	Backlog at August 31, 2007 totaled 11,880 units, representing potential future housing revenues of $3.07 billion. These levels were down 31% and 38%, respectively, from the 17,198 backlog units and $4.95 billion backlog value at August 31, 2006. The lower backlog unit and value levels in the current quarter reflected negative year-over-year net order comparisons for the past several quarters and lower average selling prices. Company-wide net orders for the third quarter of 2007 totaled 3,907, down 6% from 4,167 in the year-earlier quarter.
     “Our third quarter results reflect the seriously challenging market conditions that prevail for homebuilders across most of the nation,” said Jeffrey Mezger, president and chief executive officer. “The oversupply of unsold new and resale homes and downward pressure on new home values has worsened in many of our markets as tighter lending standards, low affordability and greater buyer caution suppress demand, while higher foreclosure activity combined with heightened builder and investor efforts to monetize their real estate investments boost supply. The negative impact of these conditions on our selling prices and gross margins prompted us to take substantial write-downs of inventory and goodwill in the third quarter. At this time, we see no signs that the housing market is stabilizing and believe it will be some time before a recovery begins.”
     Company-wide revenues for the quarter ended August 31, 2007 totaled $1.54 billion, down 32% from $2.28 billion for the year-earlier quarter due to lower housing revenues in all of the Company’s geographic operating regions. Third quarter 2007 housing revenues of $1.53 billion were off 33% from $2.27 billion in the prior year’s third quarter, reflecting a 28% year-over-year decrease in unit deliveries to 5,699 from 7,893 and a 7% year-over-year decrease in the overall average selling price to $267,700 from $288,000. Land sale revenues totaled $14.7 million in the third quarter of 2007 compared to $6.6 million in the third quarter of 2006.
     The Company’s construction business generated an operating loss of $766.9 million in the 2007 third quarter, a decrease of $959.0 million from operating income of $192.1 million in last year’s third quarter due to losses from both homebuilding operations and land sales. The operating loss from homebuilding was primarily due to pretax, non-cash charges of $639.0 million for inventory impairments and land option contract abandonments, $34.0 million for impairments related to future land losses, and $107.9 million for goodwill impairment, as well as the greater use of price concessions and sales incentives to meet competition. The inventory-related charges resulted in the Company’s housing gross margin falling to a negative 28.0% in the third quarter of 2007 from 21.1% in the year earlier quarter. Excluding inventory impairment and abandonment charges ($639.0 million in 2007 and $49.2 million in 2006), the Company’s third quarter housing gross margin would have been 13.9% in 2007 and 23.3% in 2006. The Company recorded a loss on land sales of $34.9 million in the third quarter of 2007, including impairment charges related to planned future land sales. The Company’s equity in pretax loss of unconsolidated joint ventures in the quarter totaled $21.0 million, including an impairment charge of $17.1 million.
     Impairment and abandonment charges in the 2007 third quarter reflected ongoing deterioration in housing markets across the country. The attendant negative impact of these conditions on new home prices and gross margins resulted in a further decline in the fair value of certain inventory positions relative to prior periods and led the Company to terminate projects that no longer met its internal investment standards. In light of the protracted decline in market conditions, and associated substantial inventory and joint venture impairments, the Company also performed an evaluation of its goodwill. Based on this evaluation, the Company recognized a pretax non-cash goodwill impairment charge of $107.9 million. Declining sales and selling prices and the non-cash charges related to inventory, joint venture and goodwill impairments combined to produce a third-quarter loss from continuing operations, net of an income tax benefit, of $478.6 million or $6.19 per diluted share, compared to after-tax income from continuing operations of $129.3 million or $1.60 per diluted share in the third quarter of 2006.
     “Despite the disappointing third-quarter loss, we are making steady progress on strengthening our balance sheet and aligning our operations and investment strategy with current market conditions and our longer-term expectations for the business,” said Mezger. “Having completed the sale of our French operations, we are now exclusively focused on our core U.S. homebuilding business. Proceeds from the all-cash sale, combined with substantial ongoing cash flows from our U.S. operations, enabled us to redeem $650 million in debt during the quarter. As of August 31, our leverage ratio was the lowest it has been in several years, while our cash position totaled $646 million with no borrowings outstanding under our $1.5 billion revolving credit facility. We believe the approach we have taken in managing our financial position during these difficult times is yielding tangible benefits as we have now reduced our debt by approximately $1.4 billion, or nearly 40% from a year ago. We expect to use the anticipated positive cash flows in the fourth quarter to further increase our cash position.”
     The Company’s homebuilding operations generated 3,907 net orders in the third quarter of 2007, down 6% from 4,167 net orders in the year-earlier quarter. Only the Company’s Southeast region generated a positive year-over-year net order comparison in the quarter. The Company’s 2007 third-quarter cancellation rate of 50% was lower than the 60% rate in the prior year third quarter but higher than the 34% rate in the 2007 second quarter, reflecting the challenged housing and credit environment. Unit backlog totaled 11,880 units at August 31, 2007 compared to 17,198 units at August 31, 2006. The Company’s backlog value at August 31, 2007 decreased 38% to approximately $3.07 billion from approximately $4.95 billion at August 31, 2006, due to negative year-over-year net order comparisons over the past several quarters in addition to lower average selling prices.
     “We expect housing industry conditions to continue to worsen through the end of the year and into 2008,” said Mezger. “Rising foreclosure rates are intensifying the problem of surplus inventory and will likely drive further home price reductions. As the housing markets struggle to regain equilibrium, we are concentrating our efforts on providing the best value and choice to first-time, first move-up and active adult homebuyers and retooling product offerings where necessary to address affordability issues. Operationally, we continue to adhere to the disciplines of our business model. From a balance sheet perspective, having made significant strides in the third quarter, we expect to maintain our sound financial position by continuing to generate positive cash flows, remaining selective in our land investments and pursuing greater efficiencies to streamline costs in our business. Overall, we believe KB Home is well-positioned to navigate the current environment and to capitalize on strategic investment opportunities when the nation’s housing markets improve.”

     During the nine months ended August 31, 2007, the Company’s homebuilding operations delivered 15,611 new homes, down 28% from 21,738 homes delivered in the corresponding period of 2006. Company-wide revenues for the nine months ended August 31, 2007 totaled $4.35 billion, a decrease of 32% from $6.37 billion in the first nine months of 2006. The Company generated a loss from continuing operations of $642.1 million or $8.32 per diluted share in the first nine months of 2007, compared to income from continuing operations of $472.9 million or $5.65 per diluted share in the year-earlier nine-month period. The loss in the first nine months of 2007 included pretax non-cash charges of $1.0 billion for inventory and joint venture impairments and the abandonment of land option contracts, and $107.9 million for goodwill impairment. The Company generated a net loss of $156.8 million or $2.03 per diluted share for the nine months ended August 31, 2007 (including the French discontinued operations), compared to net income of $532.0 million or $6.36 per diluted share for the nine months ended August 31, 2006.

The Conference Call on the Third Quarter 2007 earnings will be broadcast live TODAY at 9:00 a.m. Pacific Daylight Time, 12:00 p.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s Web site at http://www.kbhome.com.

Celebrating its 50th anniversary in the homebuilding industry, KB Home is one of America’s largest homebuilders. Headquartered in Los Angeles, the company has operating divisions in 15 states, building communities from coast to coast. KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities or complete mortgage services through Countrywide KB Home Loans, call 888-KB-HOMES or visit http://www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic and business conditions; material prices and availability; labor costs and availability; changes in interest rates; our debt level; declines in consumer confidence; increases in competition; weather conditions, significant natural disasters and other environmental factors; government regulations; the availability and cost of land in desirable areas; violations of our policies; the consequences of our past stock option grant practices and the restatement of certain of our financial statements; government investigations and shareholder lawsuits regarding our past stock option grant practices; other legal or regulatory proceedings or claims; conditions in the capital, credit and homebuilding markets; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months and Three Months Ended August 31, 2007 and 2006
(In Thousands, Except Per Share Amounts — Unaudited)

	Nine Months		Three Months
	2007	2006 (a)	2007	2006 (a)
Total revenues	$4,345,946	$6,368,411	$1,543,900	$2,283,865

Construction:
Revenues	$4,335,242	$6,354,799	$1,540,607	$2,279,437
Costs and expenses	(5,361,962)	(5,624,032)	(2,307,471)	(2,087,323)

Operating income (loss)	(1,026,720)	730,767	(766,864)	192,114

Interest income	18,882	3,147	8,614	1,132
Loss on early redemption/interest expense, net of amounts capitalized	(12,990)	(16,678)	(12,990)	(3,341)
Equity in pretax income (loss) of unconsolidated joint ventures	(62,727)	7,845	(21,027)	9,043

Construction pretax income (loss)	(1,083,555)	725,081	(792,267)	198,948

Financial services:
Revenues	10,704	13,612	3,293	4,428
Expenses	(3,524)	(4,629)	(1,113)	(1,392)
Equity in pretax income of unconsolidated joint
venture	14,558	8,925	4,367	5,058

Financial services pretax income	21,738	17,908	6,547	8,094

Income (loss) from continuing operations before income taxes	(1,061,817)	742,989	(785,720)	207,042

Income tax benefit (expense)	419,700	(270,100)	307,100	(77,700)

Income (loss) from continuing operations	(642,117)	472,889	(478,620)	129,342

Income from discontinued operations, net of income taxes	47,252	59,104	4,904	23,872
Gain on sale of discontinued operations, net of income taxes	438,104	—	438,104	—

Net income (loss)	$(156,761)	$531,993	$(35,612)	$153,214

Basic earnings (loss) per share
Continuing operations	$(8.32)	$5.96	$(6.19)	$1.66
Discontinued operations	6.29	0.74	5.73	0.31

Basic earnings (loss) per share	$(2.03)	$6.70	$(0.46)	$1.97

Diluted earnings (loss) per share
Continuing operations	$(8.32)	$5.65	$(6.19)	$1.60
Discontinued operations	6.29	0.71	5.73	0.30

Diluted earnings (loss) per share	$(2.03)	$6.36	$(0.46)	$1.90

Basic average shares outstanding	77,120	79,414	77,265	77,724

Diluted average shares outstanding	77,120	83,705	77,265	80,618

(a) Certain prior year amounts have been reclassified to conform to current year classifications.

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	August 31,	November 30,
	2007	2006 (a)
Assets

Construction:
Cash and cash equivalents	$645,933	$700,041
Receivables	229,138	224,077
Inventories	4,422,198	5,751,643
Investments in unconsolidated joint ventures	368,756	381,242
Deferred income taxes	668,676	430,806
Goodwill	69,407	177,333
Other assets	148,179	160,197

	6,552,287	7,825,339

Financial services	35,392	44,024

Assets of discontinued operations	—	1,394,375

Total assets	$6,587,679	$9,263,738

Liabilities and Stockholders’ Equity

Construction:
Accounts payable	$597,744	$626,243
Accrued expenses and other liabilities	1,138,769	1,600,617
Mortgages and notes payable	2,161,423	2,920,334

	3,897,936	5,147,194

Financial services	28,467	26,276

Liabilities of discontinued operations	—	1,167,520

Stockholders’ equity	2,661,276	2,922,748

Total liabilities and stockholders’ equity	$6,587,679	$9,263,738

(a) Certain prior year amounts have been reclassified to conform to current year classifications.

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2007 and 2006
(In Thousands — Unaudited)

	Nine Months		Three Months
	2007	2006	2007	2006
Construction revenues:

Housing	$4,196,487	$6,334,782	$1,525,863	$2,272,810
Land	138,755	20,017	14,744	6,627

Total	$4,335,242	$6,354,799	$1,540,607	$2,279,437

	Nine Months		Three Months
	2007	2006	2007	2006
Costs and expenses:

Construction and land costs
Housing	$4,461,484	$4,812,645	$1,952,718	$1,793,451
Land	196,581	19,373	49,663	6,857

Subtotal	4,658,065	4,832,018	2,002,381	1,800,308
Selling, general and administrative expenses	595,971	792,014	197,164	287,015
Goodwill impairments	107,926	—	107,926	—

Total	$5,361,962	$5,624,032	$2,307,471	$2,087,323

	Nine Months		Three Months
	2007	2006	2007	2006
Loss on early redemption/interest expense:

Interest incurred	$148,420	$163,196	$45,531	$62,291
Loss on early redemption	12,990	—	12,990	—
Interest capitalized	(148,420)	(146,518)	(45,531)	(58,950)

Loss on early redemption/interest expense	$12,990	$16,678	$12,990	$3,341

	Nine Months		Three Months
	2007	2006	2007	2006
Other information:

Depreciation and amortization	$16,309	$15,191	$5,975	$4,773
Amortization of previously capitalized interest	99,958	81,642	46,360	29,910

KB HOME
SUPPLEMENTAL INFORMATION
For the Nine Months and Three Months Ended August 31, 2007 and 2006

	Nine Months		Three Months
	2007	2006	2007	2006
Average sales price:

West Coast	$459,100	$493,400	$442,000	$492,300
Southwest	267,900	317,800	256,900	310,800
Central	169,700	160,300	176,000	160,900
Southeast	233,000	247,800	228,200	252,300

Total	$268,800	$291,400	$267,700	$288,000

	Nine Months		Three Months
	2007	2006	2007	2006
Unit deliveries:

West Coast	3,097	4,708	1,252	1,683
Southwest	3,379	5,163	1,133	1,798
Central	4,096	6,507	1,433	2,489
Southeast	5,039	5,360	1,881	1,923

Total	15,611	21,738	5,699	7,893

Unconsolidated joint ventures:	32	4	13	4

	Nine Months		Three Months
	2007	2006	2007	2006
Net orders:

West Coast	3,853	3,802	713	775
Southwest	3,149	3,537	604	806
Central	4,606	6,567	1,370	1,549
Southeast	5,308	4,790	1,220	1,037

Total	16,916	18,696	3,907	4,167

Unconsolidated joint ventures:	273	24	79	24

	August 31, 2007		August 31, 2006
(Dollars in thousands)	Backlog Units	Backlog Value	Backlog Units	Backlog Value
Backlog data:

West Coast	2,371	$1,042,194	3,348	$1,726,232
Southwest	2,300	590,711	3,802	1,129,899
Central	3,565	599,400	5,005	802,950
Southeast	3,644	834,588	5,043	1,295,886

Total	11,880	$3,066,893	17,198	$4,954,967

Unconsolidated joint ventures:	295	$108,821	20	$7,748